Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: Investor Relations
(713) 726-5376
IR@flotekind.com

Flotek Industries, Inc. Announces Third Quarter, 2016 Financial and Operating Results and Conference Call Information

•	Revenue for the third quarter, 2016 was $73.7 million, 1.9% higher than second quarter, 2016 revenue and 16.2% lower than third quarter, 2015 revenue.

•	For the three months ended September 30, 2016, Flotek reported a net loss of $2.7 million or $(0.05) per common share (fully diluted).

•	CnF® sales volumes for the third quarter, 2016 remained flat compared to second quarter, 2016 volumes, while revenues increased 3.5%. CnF® sales volumes decreased 14.2% (revenues decreased 15.9%), compared to the three months ended September 30, 2015. According to data collected by the Energy Information Administration, sequential completion activity declined 1.3% in the third quarter while completion activity decreased by 41.4% in the third quarter, 2016 when compared to third quarter, 2015.

•	Flotek announced changes to its credit facility with PNC Bank, creating a single-bank lending group, extending the maturity of the facility to May, 2020 and providing additional financial flexibility.

•	The Company announced a cooperative agreement with Anton Oilfield Services Group of Hong Kong providing a key entrance in the China and other key Eastern Hemisphere markets. Anton has appointed John Chisholm to its Board of Directors.

•	During the three months ended September 30, 2016, total average North American active drilling rig count decreased 43.2% when compared to the same period of 2015. Sequentially, total average North American active drilling rig count increased by 27.7% when compared to the second quarter, 2016.

HOUSTON, November 2, 2016 /PRNewswire/ — Flotek Industries, Inc. (“Flotek” or the “Company”) (FTK) today announced results for the three months ended September 30, 2016.

As reported on Form 10-Q filed with the U.S. Securities and Exchange Commission, Flotek reported revenue for the three months ended September 30, 2016, of $73.7 million, a decrease of $14.3 million, or 16.2%, compared to the same period of 2015. The decrease in revenue

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

was driven by the continued decline in drilling activity, as indicated by the 43.2% reduction in average North American rig count for the three months ended September 30, 2016, versus the same period of 2015. Sequentially, revenue increased $1.4 million, or 1.9%, when compared to the second quarter, 2016.

According to data collected by the U.S. Energy Information Administration (“EIA”), completions in the seven most prolific areas in the lower 48 states decreased 41.4% and 48.0% for the three and nine months ended September 30, 2016, respectively, when compared to the same periods of 2015. Sequentially, completions decreased 1.3% when compared to the second quarter of 2016.

Flotek reported a Loss from Operations of $4.3 million for the quarter ended September 30, 2016.

The Company recorded an income tax benefit of $2.2 million, for the three months ended September 30, 2016.

For the quarter ended September 30, 2016, the Company reported a net loss of $2.7 million or $(0.05) per common share (fully diluted), compared to net income of $2.0 million, or $0.04 per common share (fully diluted) in the third quarter of 2015.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or adjusted EBITDA (a non-GAAP measure of financial performance), for the quarter ended September 30, 2016, was $(0.8) million, compared to $7.3 million for the quarter ended September 30, 2015.

For the quarter ended September 30, 2016, Flotek’s non-cash share-based compensation expense was approximately $3.7 million ($2.4 million, net of tax at 35%). For the quarter ended September 30, 2015, non-cash share-based compensation was $3.6 million ($2.3 million, net of tax at 35%).

A presentation of non-cash share based compensation and a reconciliation of GAAP net income to adjusted EBITDA can be found at the conclusion of this release. Management believes that adjusted EBITDA provides useful information to investors to assess and understand operating performance.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

Consolidated gross margin decreased to 34.4% for the quarter ended September 30, 2016, from 35.5% for the corresponding 2015 period. However, consolidated gross margins increased sequentially, up from 33.1% for the quarter ended June 30, 2016.

“The ongoing search for stability in oilfield activity continued in the third quarter as overall drilling and completion activity remained choppy in the July through September period,” said John Chisholm, Flotek’s Chairman, President and Chief Executive Officer. “While we saw a slow but steady improvement in business from the beginning to the end of the quarter, we remain guarded in our assessment of overall oilfield activity. That said, we continued to hold our own in energy chemistry with new opportunities which allowed us to hold our core CnF® business steady even as a large client experienced a transient decrease in completion activity. Moreover, we did experience modest improvement in our drilling technologies business, the result of continued expense rationalization, moderate market share growth in our U.S. operations and ongoing international opportunities.”

“While a handful of headwinds – including holidays and continued oil price volatility – could impact the fourth quarter, we continue to see nascent signs of new business development into the New Year as clients and prospects are adjusting to a new pricing reality and search for ways to improve the productivity of each and every new well, enhancing the potential opportunities for expansion of the use of CnF® in key basins such as the Permian,” added Chisholm. “Moreover, we are optimistic that our expanded chemistry offerings and Prescriptive Chemistry Management™ program, or PCM, will expand our reach to new clients and geographies as we enter the New Year.”

“That said, predicting the exact direction of business activity is always difficult and is made even more so by the most pronounced downturn in the industry in my career,” added Chisholm. “Given the continued uncertainty and our desire to maximize our flexibility, we are pleased to have renegotiated our credit facility with PNC Bank. We believe the new facility provides more than adequate flexibility into the foreseeable future – including extending the maturity into 2020 – as well as streamlines the credit with PNC as the sole lender. PNC has been a great partner and continues to be willing to work with Flotek throughout the cycle.”

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

“While we still have work to do, we are making progress in our review of strategic opportunities for our non-chemistry energy businesses and have advanced discussions with parties about possible options. We remain encouraged by the interest and will look to push to a resolution in early 2017.”

“Nothing is likely to showcase Flotek’s future more than our new Global Research and Innovation Center, which opened in the third quarter,” concluded Chisholm. “Our focus on client collaboration centered on addressing their most arduous challenges will fit nicely with our new, state-of-the art facility, which we also hope to use as an industry-wide focal point for advanced continuing education and interactive learning.”

“Make no mistake, 2016 has presented challenges to Flotek and the industry that are greater than most expected. However, even with the continued challenges in the short-term environment, we continue to look ahead optimistically, knowing that such challenges present longer-term opportunities,” added Chisholm. “We look ahead into 2017 with a sense of optimism that, as the market finds its footing, Flotek is well positioned to expand its leadership in oilfield chemistry technology, both here and in new global markets.”

A complete review of the Company’s third quarter financial results and quarter-end financial position can be found in the Company’s quarterly report filed with the U.S. Securities and Exchange Commission this afternoon.

Third Quarter 2016 – Segment Results

Energy Chemistry Technologies segment reported revenue of $45.0 million for the three months ended September 30, 2016. Energy Chemistry Technologies revenue for the three months ended September 30, 2016, decreased $15.2 million, or 25.2%, compared to the same period in 2015. Energy Chemistry Technologies revenue for the nine months ended September 30, 2016, decreased $30.2 million, or 18.5%, versus the same period in 2015. Segment revenue for the three months ended September 30, 2016, increased $1.6 million, or 3.8%, compared to second quarter, 2016.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

Income from operations of $6.2 million for the Energy Chemistry Technologies segment decreased $8.1 million, or 56.6%, for the three months ended September 30, 2016, compared to the same period of 2015. Income from operations for the Energy Chemistry segment for the nine months ended September 30, 2016, decreased $11.2 million, or 34.0%, compared to same period of 2015. Income from operations for the segment decreased $1.4 million, or 18.3%, compared to second quarter, 2016.

Consumer and Industrial Chemistry Technologies (“CICT”) revenue of $19.3 million for the three months ended September 30, 2016, increased $5.4 million, or 39.2%, compared to the same period in 2015. CICT revenue for the nine months ended September 30, 2016, increased $16.3 million, or 38.1%, versus the same period in 2015. Segment revenue for the three months ended September 30, 2016, decreased $1.4 million, or 6.7%, compared to second quarter, 2016.

Income from operations for the CICT segment of $2.4 million for the three months ended September 30, 2016, increased $0.7 million, or 40.8%, compared to the same period of 2015. Income from operations for the CICT segment for the nine months ended September 30, 2016, increased $1.7 million, or 25.3%, compared to same period of 2015. Income from operations for the segment decreased $0.3 million compared to second quarter, 2016.

Drilling Technologies reported revenue of $7.2 million for the three months ended September 30, 2016, a decrease of $3.6 million, or 33.4%, relative to the same period in 2015. Drilling Technologies revenue for the nine months ended September 30, 2016, decreased $21.8 million, or 52.1%, versus the same period in 2015. Segment revenue for the three months ended September 30, 2016, increased $0.8 million, or 13.0%, compared to second quarter, 2016.

Loss from operations for the three months ended September 30, 2016, improved by $1.7 million versus the same period of 2015, on a 33.4% revenue decrease, due to a 33% year-over- year headcount reduction, (and approximately 50% from peak personnel levels) field location closures, and other operational cost improvements. Loss from operations for the nine months

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

ended September 30, 2016, increased by $18.9 million versus the same period of 2015, primarily resulting from the second quarter 2015 and first quarter 2016 impairment charges. Loss from operations, excluding impairments, for the nine months ended September 30, 2016, increased by $2.0 million, versus the same period of 2015, primarily due to reductions in revenue and pricing pressure that resulted in customer price concessions, partially offset by cost reductions throughout the year.

Revenue for the Production Technologies segment of $2.1 million for the three months ended September 30, 2016, decreased by $0.9 million, or 30.4%, from the same period in 2015. Production Technologies revenue for the nine months ended September 30, 2016, decreased $3.4 million, or 35.8%, versus the same period in 2015. Segment revenue for the three months ended September 30, 2016, increased $0.3 million, or 14.8%, compared to second quarter, 2016.

Loss from operations increased $0.3 million and $4.9 million for the three and nine months ended September 30, 2016, respectively, versus the same periods in 2015. Loss from operations, excluding impairments, increased by $1.7 million for the nine months ended September 30, 2016, versus the same period in 2015. These increased losses were due to lower revenue volume and increased costs as the segment continues to market and pursue new product strategies.

Third Quarter, 2016 - Financial Metrics

Accounts receivable, net of the allowance for doubtful accounts, at September 30, 2016, was $53.7 million, compared to $49.2 million at December 31, 2015. The Company’s allowance for doubtful accounts was 1.8% of accounts receivable at September 30, 2016.

Depreciation and amortization expense not included in gross margin, for the quarter ended September 30, 2016, decreased $0.1 million versus the same period of 2015.

Interest and other expense for the three months ended September 30, 2016, increased $0.3 million versus the same period of 2015.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

Operational and Project Updates

As noted, Flotek and PNC Bank have reached an agreement to change the Company’s credit facility, providing $65 million in total credit and extending the maturity until May, 2020. These changes provide Flotek with additional financial flexibility as well as a streamlined lending and administration process.

“PNC’s willingness to work with us and provide a holistic credit facility that meets our financial and strategic needs is an indication of the quality of our lending partner as well as the relationship we have built over the past five years,” said Chisholm. “While the reality of oilfield credit risk does incrementally increase our borrowing costs, the terms of this restated facility remain favorable relative to many of our oilfield brethren, especially given that our ongoing interest rates remain unchanged. We appreciate PNC’s willingness to find ways to continue to meet our needs, even as credit in our industry continues to tighten.”

Flotek’s recent acquisition of International Polymerics, Inc. (“IPI”) has generated meaningful interest from existing and prospective clients. The Company has made progress in transferring IPI into the Flotek systems which will allow for near-complete sales, operational and financial integration in the coming months. In addition, IPI’s Monahans, Texas facility – in the heart of the Permian Basin – is being transitioned to handle the full suite of Flotek chemistry logistics which should provide an additional competitive advantage as Flotek continues to focus on Permian Basin growth.

“The IPI purchase should provide similar benefits to the acquisition of Florida Chemical as we grow our operational and logistics footprint in the Permian Basin,” said Chisholm. “In addition, the opportunities to offer both natural polymer and slick water delivery systems to our clients – in combination with CnF® - should expand our opportunities with both existing and prospective clients, especially as the market finds its footing. While we believe there are immediate strategic benefits resulting from IPI’s assets, the long-term benefits should be even more compelling as we continue the development of our Prescriptive Chemistry Management™ service.”

On the international front, Flotek continues to expand its reach, most recently in China. The Company announced today it has signed a cooperative agreement with Anton Oilfield Services Group, a Beijing-based publicly-traded, integrated oilfield services provider with primary exposure in China as well as other global markets in the Middle East, Central Asia and the

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

Americas. Under the terms of the Agreement, Flotek will provide Anton with exclusive rights to use certain Flotek chemistry in China and other key Anton markets in exchange for certain purchase commitments. In addition, Anton has appointed John Chisholm as a non-executive director, an appointment that has been approved by the Flotek Board of Directors.

“We are pleased that a Company with Anton’s reach has selected Flotek as a strategic partner, especially in one of the key global hydrocarbon growth markets outside of North America,” said Chisholm. “Our discussions quickly led me to understand that the cultures of Anton and Flotek fit well together, especially given Anton’s desire to advance oilfield technology to the next level in China and other Eastern Hemisphere markets. Anton’s belief in the efficacy of Flotek’s chemistry and their commitment to work side-by-side to promote Flotek technology in the Eastern Hemisphere should be a key component of our growth in Asia and beyond. I am honored to be asked to join Anton’s Board, another indication of the level of commitment to cooperation between our companies that, I believe, will benefit Flotek in the coming months and for years to come.”

Flotek’s Argentinian initiative continues to progress with teams from Flotek and YPF scheduled to meet again this month to review results from the initial pilot wells using CnF® chemistry and develop well design for the next series of wells to be drilled in the New Year. In addition, Flotek and Y-TEC, the technology arm of YPF, continue to work on plans for broader collaboration on both oilfield and industrial chemistry applications.

“We continue to be pleased with the progress in Argentina and also recognize that we are in the early stages of the development of a long-term partnership with Y-TEC and YPF,” added Chisholm. “International relationships require time and patience to develop, but it is hard not to be enthusiastic given our early experiences.”

On the non-chemistry front, international Teledrift® activity continues to show steady progress with revenues of approximately $2.9 million in the third quarter versus $2.0 million in the previous quarter.

“While the process of exploring strategic options for our non-chemistry energy businesses is progressing, we also continue to work hard to create a structure for those businesses that

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

minimize costs and maximize opportunities,” added Chisholm. “We believe that focus – in the face of incredible headwinds – not only serves our stakeholders well but exemplifies the value of the professionals who lead these business efforts. The reduction in costs and operating improvements should not be overlooked.”

Flotek’s Consumer and Industrial Chemistry Technologies posted another solid quarter, with year-over-year sales up 39.2% compared to same period in 2015. CICT’s nine month results for revenue, operating income and EBITDA are all at record nine month highs since Flotek’s acquisition of Florida Chemical Company in May 2013. CICT continues to experience strong demand for its flavor compounds, which could provide unique growth opportunities for the next several years. As such, Flotek is considering expanding capabilities to meet growing client demand, including the recent addition of Dr. David McKeithan, a veteran of citrus chemistry and a former client, who will further our research and innovation efforts in the flavor and fragrance arena.

“Our CICT segment has provided Flotek with important diversification during this protracted downturn in the energy market,” said Josh Snively, Flotek’s Executive Vice President of Research and Innovation and President of Florida Chemical. “CICT’s internal value goes beyond the segment’s operating performance, as CICT provides strategic procurement terms for internal raw material needs, a key benefit of the Florida Chemical acquisition. As current citrus prices remain firm and above historic levels, we believe Flotek is well positioned to meet both internal and external demand with competitive pricing advantages.”

Concluding Thoughts

On a personnel note, Rob Schmitz – Flotek’s Chief Financial Officer – announced that he will retire in the first quarter of 2017, after completion of Flotek’s year-end close and the Company’s annual report filing. The Company will begin transition planning immediately with Chief Financial Officer Emeritus Rich Walton leading the process.

“Rob arrived at Flotek at a critical point in the Company’s evolution and was an integral part – along with Rich Walton – in developing the accounting and financial infrastructure that allowed Flotek to accelerate its regulatory filings, improve its financial transparency and develop an

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

accounting management program that continues to provide numerous internal leadership and external messaging benefits,” said John Chisholm. “Rob’s leadership and dedication to excellence has been a key component of Flotek’s success and, in his absence, will remain a hallmark of Flotek’s finance and accounting systems. He will be missed.”

“Finally, there is little doubt that the last two years have been an arduous journey for those in the oilfield,” concluded Chisholm. “However, I sincerely believe that the Flotek team has pressed forward with a sense of mission and – while our results have been impacted by the cyclical quagmire – we still have a lot to be thankful for and proud of. Consider this: In the first nine months of 2016 we have nearly equaled the total volume of CnF® sold in all of 2014 with only about one-third the total completion activity. For Flotek, that is a sign of progress, a testament to the focus of our people and the result of a tireless focus on execution. We continue to believe we are among the best positioned companies in the oilfield to compete through the trough and emerge strong as we enter the New Year.”

Update on Legal Matters

As previously disclosed, the Securities and Exchange Commission is conducting a fact-finding inquiry with which the Company is fully cooperating. Various shareholder lawsuits have also been filed which the Company is seeking to dismiss. The Company will provide updates as appropriate but is unable to predict the timing of such updates or outcomes.

Conference Call Details

Flotek will host a conference call on Thursday, November 3, 2016, at 7:30 AM CDT (8:30 AM EDT) to discuss its operating results for the three months ended September 30, 2016. To participate in the call participants should dial 800-701-9749 approximately 5 minutes prior to the start of the call.

The call can also be accessed from Flotek’s website at www.flotekind.com.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. The Company also serves commercial and industrial markets with a portfolio of diverse chemistry technologies. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

Flotek Industries, Inc.

Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings*

	Three Months Ended		Nine Months Ended
	9/30/2016	9/30/2015	9/30/2016	9/30/2015
	(in thousands, except per share data)
GAAP Net Income (Loss) and Reconciliation to Adjusted EBITDA (Non-GAAP)
Net Income (Loss) (GAAP)	$(2,746)	$1,975	$(35,211)	$(12,087)
Interest Expense	611	476	1,811	1,303
Income Tax (Benefit) Expense	(2,209)	400	(19,840)	(6,490)
Depreciation and Amortization	3,549	4,433	11,069	13,613

EBITDA (Non-GAAP)	$(795)	$7,284	$(42,171)	$(3,661)

Impairment of inventory and long-lived assets	—	—	40,435	20,372

Adjusted EBITDA (Non-GAAP)	$(795)	$7,284	$(1,736)	$16,711

Select Non-Cash Items Impacting Earnings
Stock Compensation Expense	$3,676	$3,569	$9,362	$10,479
Less income tax effect at 35%	(1,287)	(1,249)	(3,277)	(3,668)

Stock Compensation Expense, net of tax	$2,389	$2,320	$6,085	$6,811

Weighted Average Shares Outstanding (Fully Diluted)	56,899	54,947	55,523	54,430

Stock Compensation Expense Per Share (Fully Diluted)	$0.04	$0.04	$0.11	$0.13

*	Management believes that adjusted EBITDA for the three and nine months ended September 30, 2016, and September 30, 2015, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the impairment of inventory and long-lived assets to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of this item as an indicator of performance, to identify underlying trends in the business and to establish operational goals.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

Flotek Industries, Inc.

Reconciliation of Earnings Per Share Adjusted For Impairment

	Three Months Ended		Nine Months Ended
	9/30/2016	9/30/2015	9/30/2016	9/30/2015
	(in thousands, except per share data)
Reconciliation of Earnings Per Share Adjusted For Impairment
Income (loss) before income taxes (as reported)	$(4,955)	$2,375	$(55,051)	$(18,577)
Impairment of inventory and long-lived assets	—	—	40,435	20,372

Income (loss) before taxes (excluding impairment)	$(4,955)	$2,375	$(14,616)	$1,795
Income tax benefit (expense)	2,209	(400)	4,975	(249)

Net income (loss) (excluding impairment)	$(2,746)	$1,975	$(9,641)	$1,546

Earnings (loss) per common share:
Basic earnings (loss) per common share	$(0.05)	$0.04	$(0.17)	$0.03
Diluted earnings (loss) per common share	$(0.05)	$0.04	$(0.17)	$0.03
Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	56,899	54,578	55,523	54,430
Weighted average common shares used in computing diluted earnings (loss) per common share	56,899	54,947	55,523	55,035

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

Flotek Industries, Inc.

Unaudited Consolidated Balance Sheets

	9/30/2016	12/31/2015
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$3,474	$2,208
Accounts receivable, net of allowance for doubtful accounts of $1,003 and $1,189 at September 30, 2016 and December 31, 2015, respectively	53,652	49,197
Inventories	73,986	85,492
Income taxes receivable	18,192	4,700
Deferred tax assets, net	2,352	2,649
Other current assets	9,099	7,496

Total current assets	160,755	151,742
Property and equipment, net	89,154	91,913
Goodwill	73,682	72,820
Deferred tax assets, net	—	17,229
Other intangible assets, net	58,949	69,386

TOTAL ASSETS	$382,540	$403,090

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$26,072	$19,444
Accrued liabilities	11,826	12,894
Income taxes payable	—	2,263
Interest payable	156	111
Current portion of long-term debt	34,562	32,291

Total current liabilities	72,616	67,003
Long-term debt, less current portion	8,000	18,255
Deferred tax liabilities, net	1,205	23,823

Total liabilities	81,821	109,081

Commitments and contingencies
Equity:
Cumulative convertible preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 59,604,669 shares issued and 56,698,874 shares outstanding at September 30, 2016; 56,220,214 shares issued and 53,536,101 shares outstanding at December 31, 2015	6	6
Additional paid-in capital	316,091	273,451
Accumulated other comprehensive income (loss)	(981)	(1,237)
Retained earnings	4,089	39,300
Treasury stock, at cost; 1,893,612 and 1,784,897 shares at September 30, 2016 and December 31, 2015, respectively	(18,844)	(17,869)

Flotek Industries, Inc. stockholders’ equity	300,361	293,651
Noncontrolling interests	358	358

Total equity	300,719	294,009

TOTAL LIABILITIES AND EQUITY	$382,540	$403,090

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

Flotek Industries, Inc.

Unaudited Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	9/30/2016	9/30/2015	9/30/2016	9/30/2015
	(in thousands, except per share data)		(in thousands, except per share data)
Revenue	$73,679	$87,942	$218,287	$257,346
Cost of revenue	48,313	56,715	144,071	170,340

Gross profit	25,366	31,227	74,216	87,006

Expenses:
Selling, general and administrative	24,424	23,634	71,859	70,223
Depreciation and amortization	2,706	2,785	7,896	8,258
Research and development	2,531	2,031	7,059	5,273
Impairment of inventory and long-lived assets	—	—	40,435	20,372

Total expenses	29,661	28,450	127,249	104,126

(Loss) income from operations	(4,295)	2,777	(53,033)	(17,120)

Other (expense) income
Interest expense	(611)	(476)	(1,811)	(1,303)
Other (expense) income, net	(49)	74	(207)	(154)

Total other expense	(660)	(402)	(2,018)	(1,457)

(Loss) income before income taxes	(4,955)	2,375	(55,051)	(18,577)
Income tax benefit (expense)	2,209	(400)	19,840	6,490

Net (loss) income	$(2,746)	$1,975	$(35,211)	$(12,087)

(Loss) earnings per common share
Basic (loss) earnings per common share	$(0.05)	$0.04	$(0.63)	$(0.22)
Diluted (loss) earnings per common share	$(0.05)	$0.04	$(0.63)	$(0.22)
Weighted average common shares:
Weighted average common shares used in computing basic (loss) per common share	56,899	54,578	55,523	54,430
Weighted average common shares used in computing diluted (loss) per common share	56,899	54,947	55,523	54,430

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 2, 2016

Flotek Industries, Inc.

Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended
	9/30/2016	9/30/2015
	(in thousands)
Cash flows from operating activities:
Net loss	$(35,211)	$(12,087)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Impairment of inventory and long-lived assets	40,435	20,372
Depreciation and amortization	11,069	13,613
Amortization of deferred financing costs	308	260
Gain on sale of assets	(1,094)	(3,010)
Stock compensation expense	9,479	10,479
Deferred income tax benefit	(6,309)	(8,696)
Reduction in (excess) tax benefit related to share-based awards	883	(2,154)
Changes in current assets and liabilities:
Accounts receivable, net	(3,744)	26,276
Inventories	(4,108)	(16,456)
Income taxes receivable	(13,687)	(3,104)
Other current assets	(1,076)	1,402
Accounts payable	6,417	(11,080)
Accrued liabilities	(2,515)	(1,462)
Income taxes payable	(1,807)	2,943
Interest payable	45	—

Net cash (used in) provided by operating activities	(915)	17,296

Cash flows from investing activities:
Capital expenditures	(11,621)	(11,078)
Proceeds from sale of assets	1,201	3,225
Payments for acquisition, net of cash acquired	(7,863)	(1,250)
Purchase of patents and other intangible assets	(396)	(434)

Net cash used in investing activities	(18,679)	(9,537)

Cash flows from financing activities:
Repayments of indebtedness	(15,398)	(8,357)
Borrowings on revolving credit facility	256,738	291,916
Repayments on revolving credit facility	(249,324)	(279,832)
Debt issuance costs	(147)	(10)
(Reduction in) excess tax benefit related to share-based awards	(883)	2,154
Purchase of treasury stock related to share-based awards	(925)	(5,376)
Proceeds from sale of common stock	30,610	779
Repurchase of common stock	—	(7,299)
Proceeds from exercise of stock options	134	22
Proceeds from noncontrolling interest	—	7

Net cash provided by (used in) financing activities	20,805	(5,996)

Effect of changes in exchange rates on cash and cash equivalents	55	(31)

Net increase in cash and cash equivalents	1,266	1,732
Cash and cash equivalents at the beginning of period	2,208	1,266

Cash and cash equivalents at the end of period	$3,474	$2,998